Exhibit 99.1

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Reports Third Quarter Financial Results

•	Domestic physician penetration metrics solid

•	Updates 2011 financial guidance

MOUNTAIN VIEW, Calif., October 25, 2011 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the most effective non-surgical permanent birth control method available, today reported financial results for the three months ended September 30, 2011.

Net sales for the third quarter of 2011 were $33.1 million, compared with net sales of $33.9 million for the third quarter of 2010 and net sales of $33.8 million for the second quarter of 2011.

Net loss for the third quarter of 2011 was $2.9 million, or ($0.09) per diluted share. Excluding an income tax provision of $2.7 million, the net loss before provision for income taxes for the third quarter of 2011 was $0.2 million. This compares with net income for the third quarter of 2010 of $1.0 million, or $0.03 per diluted share, and net income for the second quarter of 2011 of $0.5 million, or $0.01 per diluted share.

Adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the third quarter of 2011 were $5.4 million. This compares with adjusted EBITDA for the third quarter of 2010 of $6.6 million and adjusted EBITDA for the second quarter of 2011 of $5.8 million.

“Macroeconomic and insurance factors remain an overhang to our business, but there is evidence that the trends are turning positive. In addition, we believe the growth drivers we are employing are taking hold and we expect to be back on track to growth in the near future,” said Mark Sieczkarek, president and chief executive officer of Conceptus. “We are working at all levels to increase adoption of Essure, expand the market and drive long-term growth, as you would expect from the market leader with a truly differentiated product. We consider our business to be a growth story, and we will continue to selectively invest in our business to capture that growth.”

“Over the past year, we have been keenly focused on blunting the impact of competitive trialing, and were especially gratified with the recent jury verdict in a patent infringement case that found in favor of Conceptus. We believe that we have stabilized the competitive threat in the market, and that the jury verdict will further support those efforts,” said Sieczkarek.

Third Quarter of 2011 Highlights

Domestic sales were $25.8 million for the third quarter of 2011, compared with $27.3 million for the third quarter of 2010 and $24.8 million for the second quarter of 2011. The year-over-year reduction of $1.5 million reflected net sales in the prior year period associated with the company’s former direct-to-consumer advertising campaign that was not repeated this year, and continuing macroeconomic pressures that have contributed to patients delaying non-urgent procedures such as Essure. The quarter-to-quarter increase of $1.0 million reflects success of the Company’s growth initiatives, including an expanded field sales presence and success in reducing competitive trialing, as well as an increase in physician office visits for the quarter. Typical seasonality would mean some insured families may have met their annual deductibles for the year during the third quarter.

In the third quarter of 2011 in the U.S., the Company expanded physician penetration by entering approximately 465 new physicians into preceptorship, certifying approximately 453 physicians and transitioning approximately 151 physicians to performing procedures in the office setting. To date, approximately 14,018 U.S. physicians have performed the Essure procedure.

International sales were $7.3 million for the third quarter of 2011, a growth of 11.5% when compared with $6.6 million for the third quarter of 2010. International sales in the second quarter of 2011 were $9.0 million. Year-over-year sales increased primarily from favorable currency exchange and higher average selling prices due to channel mix. The quarter-to-quarter sales decrease was due to typical seasonality across Europe.

“Our Essure physician penetration metrics were strong again this quarter, and we gained more first-time cases of physicians trialing GYNECARE THERMACHOICE® III endometrial ablation system in the office setting,” said Sieczkarek. “In September we launched a national direct-to-consumer advertising campaign, which successfully reached our target consumer audience multiple times through print and digital media channels. Our collective marketing initiatives, which are designed to increase awareness of Essure among patients and physicians, have continued to gain momentum.”

Gross profit was $27.3 million or 82.6% of net sales for the third quarter of 2011, compared with $27.3 million or 80.6% of net sales for the third quarter of 2010 and $27.7 million or 81.9% of net sales for the second quarter of 2011. The year-over-year and quarter-over-quarter increases in gross profit margin were primarily due to continued reductions in product manufacturing cost.

Total operating expenses were $25.9 million for the third quarter of 2011, compared with $24.6 million for the third quarter of 2010 and $25.8 million for the second quarter of 2011. The year-over-year increase primarily reflected higher selling, marketing, and research and development expenses, offset by lower general and administrative expenses.

In the third quarter of 2011, the Company recorded a net income tax expense of $2.7 million. The income tax expense recorded for the nine months ended September 30, 2011 reflects the Company’s current annual effective tax rate assumption of approximately 5%.

Cash, cash equivalents and investments were $99.8 million as of September 30, 2011, an increase of $4.1 million from June 30, 2011. The Company has generated $14.4 million in cash from operations in 2011, including $5.9 million during the third quarter of 2011.

As a result of the Company’s net loss for the quarter, due in part to increased litigation costs associated with the patent infringement trial, the Company was not in compliance with the minimum profitability covenant under its credit facility at the end of the third quarter of 2011. The lender under the credit facility has agreed to grant the Company a one-time waiver with respect to this covenant for the third quarter of 2011. As a result, the Company will continue to have the ability to draw down under the credit facility subject to its compliance with the credit facility’s other covenants. As of today, there are no amounts outstanding under the facility.

Financial Guidance

Conceptus updated full year 2011 financial guidance as follows:

•

Net sales: the Company expects 2011 net sales to be in the range of $132 million to $136 million, compared with 2010 net sales of $141 million and previous guidance for 2011 of $135 million to $140 million.

•

Adjusted EBITDA: the Company expects 2011 adjusted EBITDA to be in the range of $20 million to $22 million, compared with 2010 adjusted EBITDA of $25 million and previous guidance for 2011 of $23 million to $26 million.

“We see some very positive trends developing in our business and our implemented growth drivers are just starting to gain traction. Physician office visits are up, penetration rates remain strong, and new accounts for GYNECARE THERMACHOICE®III are accelerating. Our direct-to-consumer advertising campaign that launched in September is expected to generate significant incremental sales in the fourth quarter, as have previous campaigns. While the outlook appears promising, we believe it prudent to reduce the lower end of our net sales guidance range without having greater certainty of the magnitude of contribution from these drivers and improving macro-factors. We are also lowering the adjusted EBITDA guidance range to account for both lower gross profit on the revised net sales guidance range and higher legal fees than expected as a result of the patent infringement trial we won,” said Sieczkarek.

Conference Call

Conceptus will host an investment community conference call beginning at 4:30 p.m. Eastern time today to discuss results and answer questions. In addition to the conference call, there will be accompanying slides accessible on the Company’s website at www.conceptus.com in the “Events and Presentations” portion of the “Investors” section.

Conference call dial-in information is as follows:

•	U.S. callers: (888) 803-8296

•	International callers: (706) 634-1250

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.

A telephone replay will be available from 7:30 p.m. Eastern time on October 25, 2011, through 11:59 p.m. Eastern time on October 27, 2011. Replay dial-in information is as follows:

•	U.S. callers: (855) 859-2056 (domestic)

•	International callers: (404) 537-3406 (international)

•	Conference ID number (U.S. and international): 15954494

•	The replay will also be available at www.conceptus.com

Use of Non-GAAP Financial Measures

The Company has supplemented its GAAP net income / (loss) with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”). Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company’s business operations, facilitates a better comparison of results for current periods with the Company’s previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP adjusted EBITDA to GAAP net income / (loss) in the most directly comparable GAAP measure, is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the micro-inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and that the fallopian tubes are fully blocked, allowing the patient to rely upon Essure for permanent birth control.

The Essure procedure is 99.95% effective based on one year of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay. Essure has been proven and trusted by physicians since 2002, with more than 570,000 women worldwide having undergone the Essure procedure.

About Conceptus, Inc.

Conceptus, Inc. is a leader in the design, development and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East. The Company also promotes the GYNECARE THERMACHOICE® Uterine Balloon Therapy System by ETHICON™ Women’s Health & Urology, a division of Ethicon, Inc., in U.S. OB/GYN physician offices.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to known and unknown risks and uncertainties. These forward-looking statements include, without limitation, discussions regarding projected net sales and adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the full year 2011, the expected impact of ongoing macroeconomic and insurance pressures on our growth in 2011, our continued success in defending our physician accounts against competitive trialing, our ability to expand physician market penetration, our ability to improve sales force productivity, our ability to increase utilization of Essure through the promotion of a compatible endometrial ablation product, our ability to market effectively to physicians and prospective patients, our ability to secure government reimbursement in foreign countries, the potential impact on our financial statements due to favorable litigation results and potential subsequent motions and appeals, discussions with our bank lender regarding potential changes to our credit facility, and the expected attainment of strategic initiatives intended to grow the business and make the Essure procedure the standard of care in permanent birth control. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, litigation risks, attempts to repeal all or part of the Patient Protection and Affordable Care Act of 2010, and the introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$33,093	$33,882	$93,468	$104,087
Cost of goods sold	5,748	6,562	17,063	20,238

Gross profit	27,345	27,320	76,405	83,849

Operating expenses:
Research and development	2,144	1,610	5,574	5,171
Selling, general and administrative	23,723	22,968	71,122	75,277

Total operating expenses	25,867	24,578	76,696	80,448

Operating income (loss)	1,478	2,742	(291)	3,401
Interest and other income (expense), net	(1,660)	(1,561)	(4,833)	(4,605)

Income (loss) before provision for income taxes	(182)	1,181	(5,124)	(1,204)

Provision for income taxes	2,720	205	251	461

Net income (loss)	$(2,902)	$976	$(5,375)	$(1,665)

Basic income (loss) per share	$(0.09)	$0.03	$(0.17)	$(0.05)
Shares used in computing basic net income (loss)	31,239	31,072	31,177	31,012

Diluted income (loss) per share	$(0.09)	$0.03	$(0.17)	$(0.05)
Shares used in computing diluted net income (loss)	31,239	31,413	31,177	31,012

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2011	2010

Cash and cash equivalents	$24,537	$18,383
Short-term investments	60,508	59,398
Accounts receivable, net	18,900	20,451
Inventories, net	3,817	2,915
Short-term deferred tax asset	5,061	5,058
Other current assets	6,296	7,003

Total current assets	119,119	113,208

Property and equipment, net	9,948	10,062
Intangible assets, net	21,791	24,145
Long-term investments	14,734	13,104
Goodwill	16,428	16,013
Long-term deferred tax asset	74,009	73,696
Other assets	345	518

Total assets	$256,374	$250,746

Total liabilities	104,232	99,160

Common stock and additional paid in capital	311,955	306,276
Other comprehensive loss	(2,089)	(2,341)
Accumulated deficit	157,724	(152,349)

Total stockholders’ equity	152,142	151,586

Total liabilities and stockholders’ equity	$256,374	$250,746

Conceptus, Inc.

Reconciliation of Net Income (loss) to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net Income (Loss), as reported	$(2,902)	$976	$(5,375)	$(1,665)

Adjustments to net income (loss):
Interest and other income (expense), net (a)	1,660	1,561	4,833	4,605
Provision for income taxes	2,720	205	251	461
Amortization of intangibles (b)	816	810	2,448	2,437
Stock-based compensation (c)	1,811	1,881	5,233	5,412
Depreciation expense (d)	1,335	1,177	3,965	3,418

Adjustments to net income (loss)	8,342	5,634	16,730	16,333

Adjusted EBITDA	$5,440	$6,610	$11,355	$14,668

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP

Financial Measures To Projected GAAP Net Loss

(Unaudited)

	Twelve Months Ending
	December 31, 2011
	From	To

Net Loss Guidance	$(1,697)	$(572)

Estimated Non-GAAP Guidance
Interest and other income (expense), net (a)	6,480	6,480
Provision (benefit) for income taxes	(495)	380
Amortization of intangibles (b)	3,263	3,263
Stock-based compensation (c)	7,084	7,084
Depreciation expense (d)	5,365	5,365

Adjustments to net income	$21,697	$22,572

Adjusted EBITDA	$20,000	$22,000

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

© 2011 Conceptus, Inc.—All rights reserved. Conceptus and Essure are trademarks or registered trademarks of Conceptus Inc.

CC-2932 25OCT11F

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